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                                                                     EXHIBIT 3.3

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           RADNOR CHEMICAL CORPORATION

     Radnor Chemical Corporation, a Delaware corporation (the "Corporation"), was incorporated as SP Acquisition on January 18, 1994 in accordance with the applicable provisions of the Delaware General Corporation Law and the Bylaws of the Corporation. Subsequently, on October 16, 1997 the name of the Corporation was changed to Radnor Chemical Corporation in accordance with the applicable provisions of the Delaware General Corporation Law and the Bylaws of the Corporation. The Amended and Restated Certificate of Incorporation of Radnor Chemical Corporation was duly adopted by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     FIRST: The name of the Corporation is RADNOR CHEMICAL CORPORATION

     SECOND: The registered office of the Corporation in the State of Delaware is located at 919 North Market Street, 2nd Floor, Wilmington, Delaware, 19801, County of New Castle. The registered agent of the Corporation at that address is Radnor Chemical Corporation.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation's activities shall be confined to the maintenance and management of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in such manner to qualify for exemption from income taxation under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

     FOURTH: The Corporation shall have authority to issue One Thousand (1,000) shares of common stock, having a par value of $.001 per share.

     FIFTH: The Corporation shall indemnify directors and officers of the Corporation to the fullest extent permitted by law.

     SIXTH: The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for

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acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived an improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interest of the Corporation, consider the effects of any action upon employees, suppliers and customers of the Corporation, communities in which officers or other establishments of the Corporation are located, and all other pertinent factors. In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.

     SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the Bylaws of the Corporation. The directors need not be elected by ballot unless required by the Bylaws of the Corporation.

     EIGHTH: Meetings of the stockholders will be held within the State of Delaware. The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

     NINTH: In the furtherance and not in limitation of the object, purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the Bylaws.

     TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     ELEVENTH: The Corporation shall have no power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would prevent, inhibit, or cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation Income Tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or (ii) to conduct any activities in any state other than Delaware which could result in the Corporation being subject to the taxing jurisdiction of any state other than Delaware.

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     IN WITNESS WHEREOF, Radnor Chemical Corporation has caused this certificate to be signed by its Chairman and CEO this sixth day of October, 1999.

Attest:                                    Radnor Chemical Corporation


By: /s/ Caroline J. Williamson             By: /s/ Michael T. Kennedy
    ------------------------------             ---------------------------------
    Caroline J. Williamson                     Michael T. Kennedy
    Secretary                                  President

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